Exhibit (d)(2)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 15, 2009, is by and among Adobe Systems Incorporated, a Delaware corporation (“Parent”), Snowbird Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the individuals or entities set forth on Schedule A hereto (each, a “Stockholder”).

WHEREAS, as of the date hereof, each Stockholder is the holder of the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Omniture, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding Common Stock of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1.   Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Stockholder shall validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer.  Without limiting the generality of the foregoing, as promptly as practicable after receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer (but in any event no later than five (5) Business Days before the originally scheduled Acceptance Date), each Stockholder shall (i) deliver to the Paying Agent (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a Book-Entry Share of any uncertificated Subject Shares, and (C) all other documents or instruments required to be delivered by other Company Stockholders pursuant to the terms of the Offer, or (ii) instruct and otherwise use reasonable efforts to cause such Stockholder’s broker and cause such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer.  Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated by Purchaser in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms; provided, however, that (x) a Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Compensatory Award held by such Stockholder and (y) a Stockholder shall not have any obligation under this Section 1.1 to tender any Subject Shares into the Offer to extent such shares constitute Company Restricted Stock Awards or if that tender could cause such Stockholder to incur liability under Section 16(b) of the Exchange Act.

Notwithstanding anything to the contrary contained herein, the obligations of each Stockholder under this Agreement are several and not joint with any other Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Purchaser as to such Stockholder, severally and not jointly, that:

2.1.   Authorization; Binding Agreement.  If such Stockholder is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder.  If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.  Such Stockholder has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2.   Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any Laws applicable to such Stockholder or such Stockholder’s Subject Shares, (ii) except as may be required by federal securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any contract, agreement or other instrument binding on such Stockholder or, to the actual knowledge of such Stockholder applicable Law, in each case, whether individually or in the aggregate, that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise negatively impact Stockholder’s ability to perform its obligations hereunder, or (iii) if such Stockholder is not an individual, violate any provision of such Stockholder’s organizational documents.

2.3.   Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (i) provided hereunder, (ii) pursuant to any applicable restrictions on transfer under the Securities Act, and (iii) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Stockholder under an employee benefit plan of the Company. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock of the Company owned by such Stockholder as of the date hereof.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

2.4.   Voting Power.  Except as set forth on Schedule A, such Stockholder has full voting power, with respect to such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares.  None of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5.   Reliance.  Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing.  Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6    Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

2.7.   Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser represent and warrant to the Stockholders, jointly and severally, that:

3.1.   Organization; Authorization.  Parent and Purchaser are each duly organized, validly existing and in good standing under the laws of the State of Delaware.  The consummation of the transactions contemplated hereby are within each of Parent’s and Purchaser’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Purchaser.  Parent and Purchaser have full power and authority to execute, deliver and perform this Agreement.

3.2.   Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes a valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally and not jointly, that:

4.1.   Voting of Subject Shares.  At every meeting of the Company Stockholders called, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, vote such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (i) in favor of (A) adoption of the Merger Agreement and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; (ii) against (A) any Acquisition Proposal or (B) any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any Tender Offer Condition to be satisfied; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company Stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

4.2.   No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any such Subject Shares, (ii) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect.  Notwithstanding the foregoing, such Stockholder may make (a) Transfers of Subject Shares by will, operation of law, Transfers for estate planning purposes or Transfers for charitable purposes or as charitable gifts or donations, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and (b)  as Transfers of Subject Shares as Parent may otherwise agree in writing in its sole discretion.

4.3.   No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger.

4.4.   Documentation and Information. Such Stockholder shall, subject to reasonable prior approval of such Stockholder, permit and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement.

4.5.   Irrevocable Proxy.  Such Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Stockholder has heretofore granted with respect to the Subject Shares.  Such Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all meetings of the Company Stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 4.1 at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 4.1, all written consents with respect to the Subject Shares at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent without a meeting.  Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 5.2.  Such Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.  Such Stockholder hereby affirms that the proxy set forth in this Section 4.5 is given in connection with and granted in consideration of and as an inducement to Parent and Purchaser to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 4.1.  The proxy set forth in this Section 4.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 5.2.

ARTICLE V

MISCELLANEOUS

5.1.   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent or Purchaser, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2.   Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.   Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.5.   Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Purchaser of any of its obligations hereunder.

5.6.   Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of Parent and Purchaser and each Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of  Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service.  Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7.   Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.  Any party that delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

5.8.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

5.9.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.10.   Specific Performance. The parties hereto agree that each of Parent and Purchaser would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that each of Parent and Purchaser may not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Purchaser shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.11.   Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12.   No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.13.   Further Assurances. Parent, Purchaser and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations as expressly set forth under this Agreement.

5.14.   Interpretation.  Unless the context otherwise requires, as used in this Agreement:  (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.15   Capacity as Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

5.16   No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s organizational documents, the possible acquisition of the Subject Shares by Parent and Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

ADOBE SYSTEMS INCORPORATED

By:	/s/ Shantanu Narayen
Name: Shantanu Narayen
Title: President and Chief Executive Officer

SNOWBIRD ACQUISITION CORPORATION

By:	/s/ Mark Garrett
Name: Mark Garrett
Title: President and Treasurer

[Signature Page to Tender and Support Agreement]

STOCKHOLDERS

By:	/s/ Gregory S. Butterfieldo
Name: Gregory S. Butterfieldo

By:	/s/ D. Fraser Bullock
Name: D. Fraser Bullock

By:	/s/ Joshua G. James
Name: Joshua G. James

By:	/s/ Dana L. Evan
Name: Dana L. Evan

By:	/s/ Mark P. Gorenberg
Name: Mark P. Gorenberg

By:	/s/ John R. Pestana
Name: John R. Pestana

COCOLALLA, LLC

By:	/s/ Joshua G. James
Name: Joshua G. James
Title: Managing Member

By:	/s/ Jennifer Bullock
Name: Jennifer Bullock

HUMMER WINBLAD VENTURE PARTNERS V, L.P.

By: Hummer Winblad Equity Partners V, L.L.C. its General Partner

By:	/s/ Mark P. Gorenberg
Name: Mark P. Gorenberg
Title: Managing Member

[Signature Page to Tender and Support Agreement]

SCALE VENTURE PARTNERS II, L.P.

By: Scale Venture Management II, LLC its General Partner

By:	/s/ Rory T. O’Driscoll
Name: Rory T. O’Driscoll
Title: Managing Member

ERUTINMO, LLC

By:	/s/ John R. Pestana
Name: John R. Pestana
Title: Managing Member

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	No. Shares
Joshua G. James(1)	681,155

Gregory S. Butterfield	0

Dana L. Evan	7,500

D. Fraser Bullock	0

Mark P. Gorenberg(2)	1,000

John R. Pestana	758,104

Cocolalla, LLC	1,903,333

Jennifer Bullock(3)	182,873

Hummer Winblad Venture Partners V, L.P.	1,931,058

Scale Venture Partners II, L.P.	1,750,953

Erutinmo, LLC	179,583

(1) Mr. James also beneficially owns an additional 500,000 shares of Company Common Stock (the “James Excluded Shares”).  The James Excluded Shares shall not be deemed “Subject Shares” under this Support Agreement and, notwithstanding anything contained in this Support Agreement, Mr. James makes no representations or warranties, and is not agreeing to any covenants or obligations, under the Support Agreement with respect to the James Excluded Shares.

(2) Mr. Gorenberg also beneficially owns an additional 14,988 shares of Company Common Stock (the “Gorenberg Excluded Shares”).  The Gorenberg Excluded Shares shall not be deemed “Subject Shares” under this Support Agreement and, notwithstanding anything contained in this Support Agreement, Mr. Gorenberg makes no representations or warranties, and is not agreeing to any covenants or obligations, under the Support Agreement with respect to the Gorenberg Excluded Shares.

(3) Mrs. Bullock also beneficially owns an additional 35,000 shares of Company Common Stock (the “Bullock Excluded Shares”).  The Bullock Excluded Shares shall not be deemed “Subject Shares” under this Support Agreement and, notwithstanding anything contained in this Support Agreement, Mrs. Bullock makes no representations or warranties, and is not agreeing to any covenants or obligations, under the Support Agreement with respect to the Bullock Excluded Shares.